As filed with the Securities and Exchange Commission on June 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6333 State Hwy 161, 4th Floor Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

Blucora, Inc. 2018 Long-Term Incentive Plan

(Full title of the plan)

Ann J. Bruder

Chief Legal Officer and Secretary

Blucora, Inc.

6333 State Hwy 161, 4th Floor

Irving, Texas 75038

(972) 870-6000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Janice V. Sharry

Ryan R. Cox

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5000

Fax: (214) 651-5940

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.0001 per share	2,600,000	$38.23	$99,385,002	$12,374

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of Blucora, Inc. (the “Registrant”) common stock, par value $0.0001 per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on May 31, 2018.
(3)	Amount of the registration fee was calculated in accordance with Section 6(b) and Rule 457 under the Securities Act and was determined by multiplying the aggregate offering price by 0.0001245.

EXPLANATORY NOTE

Registration Statement on Form S-8

On April 6, 2018, the Registrant’s Board of Directors adopted, subject to stockholder approval, the Blucora, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”). On June 7, 2018, at the Registrant’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), a majority of the Registrant’s stockholders present in person or by proxy and entitled to vote at the Annual Meeting voted to approve the 2018 Plan, and the 2018 Plan became effective.

Pursuant to the terms of the 2018 Plan, the maximum number of shares of Common Stock issuable under the 2018 Plan shall include (i) 2,600,000 newly authorized shares of Common Stock, (ii) 2,963,134 shares of Common Stock that were reserved for issuance under the Blucora, Inc. 2015 Incentive Plan as Amended and Restated (the “2015 Plan”) but remained unissued as of April 2, 2018 and (iii) the total number of shares of Common Stock subject to outstanding awards under the 2015 Plan and the Blucora, Inc. Restated 1996 Flexible Stock Incentive Plan as of the effective date of the 2018 Plan and that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards (the shares of Common Stock set forth in clauses (ii) and (iii), collectively, the “Carryover Shares”).

This Registration Statement is being filed in order to register 2,600,000 shares of Common Stock newly authorized under the 2018 Plan, which excludes the Carryover Shares. Contemporaneously with the filing of this Registration Statement, the Registrant is filing post-effective amendments to its Registration Statement on Form S-8 (File No. 333-169691), Registration Statement on Form S-8 (File No. 333-198645), Registration Statement on Form S-8 (File No. 333-204585) and Registration Statement on Form S-8 (File No. 333- 211625) to provide that the Carryover Shares may be issued pursuant to the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC. These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement, other than information in a report or document that is “furnished” and not “filed” pursuant to the applicable rules and regulations of the SEC:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, along with the consolidated financial statements and related notes thereto, filed with the SEC on March 1, 2018 (the “Annual Report”);

(b)	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2018, that were incorporated by reference into the Annual Report;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 9, 2018;

(d)	the Registrant’s Current Reports on Form 8-K, filed with the SEC on February 15, 2018, February 23, 2018 (and dated February 16, 2018), May 9, 2018 (and dated May 4, 2018) and May 25, 2018 (and dated May 24, 2018); and

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A/A (File No. 000-25131) filed with the SEC on June 5, 2009, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report and any exhibits included with such Items), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of a corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act and the Exchange Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Restated Certificate of Incorporation, as amended (the “Charter”), provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws. The Charter also provides that any amendment or repeal of the right of indemnification provided under the Charter will not be adversely affected for acts or omissions occurring prior to such amendment or repeal.

The Registrant’s Amended and Restated Bylaws, as amended (“Bylaws”), provide for indemnification of the Registrant’s officers and directors to the maximum extent permitted by the DGCL and establish such right to be a contract right. The Bylaws also provide that expenses incurred by an officer or director of the Registrant (acting in his or her capacity as such) in defending any such action, suit, or proceeding in advance of its final disposition shall be paid by the Registrant, subject to DGCL requirements. The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the Registrant may purchase and maintain insurance to protect itself and any such person against any such expenses, liability, and loss, whether or not the Registrant would have the power to indemnify such person against such expenses, liability, or loss under the DGCL or the Bylaws.

In addition, the Registrant has entered into contractual indemnification agreements with each director and certain officers of the Registrant, as designated by the Registrant’s Board of Directors, to indemnify such individuals to the full extent permitted by law. These agreements also address certain procedural and substantive matters that are not covered, or are covered in less detail, in the Bylaws or by the DGCL. The Registrant also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Blucora, Inc. 2018 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 19, 2018).

* Filed herewith.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 7, 2018.

BLUCORA, INC.

By:	/s/ Davinder S. Athwal
Davinder S. Athwal
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Davinder Athwal and Ann J. Bruder, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ John S. Clendening John S. Clendening	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 7, 2018

/s/ Davinder S. Athwal Davinder S. Athwal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 7, 2018

/s/ William L. Atwell William L. Atwell	Chairman and Director	June 7, 2018

/s/ Steven Aldrich Steven Aldrich	Director	June 7, 2018

/s/ Lance G. Dunn Lance G. Dunn	Director	June 7, 2018

/s/ H. McIntyre Gardner H. McIntyre Gardner	Director	June 7, 2018

/s/ Georganne C. Proctor Georganne C. Proctor	Director	June 7, 2018

/s/ Christopher W. Walters Christopher W. Walters	Director	June 7, 2018

/s/ Mary S. Zappone Mary S. Zappone	Director	June 7, 2018